                                                               Exhibit 4.1


                                SEVENTH AMENDMENT


                  SEVENTH AMENDMENT, dated as of March 19, 2001 (this "AMENDMENT"), to the Credit Agreement, dated as of November 19, 1997 (as amended, supplemented or otherwise modified, the "CREDIT AGREEMENT"), among FRIENDLY ICE CREAM CORPORATION, a Massachusetts corporation, the several banks and other financial institutions or entities parties thereto as Lenders, and SOCIETE GENERALE, as administrative agent.


                              W I T N E S S E T H :
                               -------------------


     WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, extensions of credit to the Borrower; and

     WHEREAS, the Borrower has requested, and upon this Amendment becoming effective, the Lenders will have agreed, that certain provisions of the Credit Agreement be amended in the manner provided for in this Amendment;

     NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

     SECTION 1. DEFINITIONS. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

     SECTION 2. AMENDMENTS TO THE CREDIT AGREEMENT. Effective as of the date hereof, but subject to the satisfaction of the conditions precedent set forth in
Section 4 hereof, the Credit Agreement is hereby amended as follows:

     2.1 The following definitions are inserted in Section 1.1 in correct alphabetical order:

          "'FINANCIAL ADVISOR': any advisor retained by the Agent to (i) initially review and assess the agreed upon financial information provided by the Borrower including the budget and liquidity forecast and (ii) upon the failure of the Refinancing Conditions to be met or the occurrence of a Default, review and assess the Loan Parties' financial condition and projections, evaluate the Loan Parties' operations and provide such service as the Agent may reasonably request.;

          "'LONG ISLAND FRANCHISE SALE': the transaction contemplated in the Purchase and Sale Agreement dated as of January 15, 2001 between the Borrower and J & B Restaurant Partners of Long Island, LLC., whether the transaction occurs in one or more closings;

          "'REFINANCING CONDITIONS': as defined in Section 2.10(e).";

     2.2 The definition of Applicable Margin is amended and restated as follows:

          "'APPLICABLE MARGIN': for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                                           Eurodollar Loans           ABR Loans
                                           ----------------           ---------
          Revolving Credit Loans                3.25%                   1.75%
          Tranche A Term Loans                  3.25%                   1.75%
          Tranche B Term Loans                  3.25%                   1.75%
          Tranche C Term Loans                  3.50%                   2.00%

PROVIDED, that the Applicable Margin for each Type of Loan shall be increased by 0.25% on August 2, 2001, by an additional 0.50% on January 2, 2002 and by an additional 0.25% on each of April 1, 2002, July 1, 2002 and October 1, 2002.";

     2.3 The definition of Asset Sale is amended by replacing "clause (a), (b),
(c), (d) or (g) of Section 7.5" with "clause (a), (b), (c), (d), (g) or (h) of
Section 7.5";

     2.4 The definition of Business-Sustaining Capital Expenditures is amended and restated as follows:

          "'BUSINESS-SUSTAINING CAPITAL EXPENDITURES': for any period of four consecutive fiscal quarters ending in fiscal year 2001 or 2002, Capital Expenditures during such period in an amount equal to $9,850,000 or $10,067,000, respectively, constituting the amount of Capital Expenditures necessary to maintain the then existing Property of the Borrower and its Subsidiaries in good working order and condition (excluding payments in respect of the principal amount of Indebtedness incurred in connection with such expenditures).";

     2.5 The definition of Commitment Fee Rate is amended by deleting the proviso.

     2.6 The definition of Consolidated EBITDA is amended and restated as follows:

          "'CONSOLIDATED EBITDA': for any period, Consolidated Net Income for such period PLUS, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and MINUS, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (it being understood that sales of restaurants in an aggregate amount up to $2,500,000 in any fiscal year are deemed to be in the ordinary course of business and that all other gains from the sales of restaurants occurring after the Long Island Franchise Sale Date (defined below) are deemed to be extraordinary, unusual or non-recurring)) and (c) any other non-cash income, all as determined on a consolidated basis, PROVIDED, that, in calculating Consolidated EBITDA for periods that include any fiscal quarter of the Borrower's 1998 and 1999 fiscal years, any expenses resulting from the closing of the Borrower's Troy, Ohio manufacturing and distribution facility and the termination of its operations in China and the United Kingdom shall be disregarded to the extent that the aggregate amount of such expenses does not exceed $7,500,000 and PROVIDED, FURTHER, that, in calculating Consolidated EBITDA (i) for periods that include any fiscal quarter of the Borrower's 1999 fiscal year, an aggregate amount of up to $3,200,000 of gains resulting from sales of restaurants consummated on or prior to January 2, 2000 shall not be subtracted from Consolidated Net Income and (ii) for periods that include any fiscal quarter of the Borrower's 2001 fiscal year, any gains resulting from sales of restaurants in the ordinary course of business consummated on or prior to the closing of the Long Island Franchise Sale (the "Long Island Franchise Sale Date") shall not be subtracted from Consolidated Net Income and shall not reduce the aggregate gains from sales of restaurants which are deemed to be in the ordinary course of business for the purposes of this definition.";

     2.7 The definition of Interest Payment Date is amended and restated as follows:

          "'INTEREST PAYMENT DATE': (a) as to any ABR Loan, the fifteenth day of each month in which such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan, the last day of each Interest Period and (c) as to any Loan (other than any Revolving Credit Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof, but only to the extent of the portion prepaid or repaid.";

     2.8 The definition of Interest Period is amended by replacing "one, two, three or six months thereafter, as selected" in clauses (a) and (b) with "one month thereafter as set forth";

     2.9 The definition of L/C Fee Payment Date is amended by replacing "January, April, July and October" with "month";

     2.10 The definition of Net Cash Proceeds is amended by (i) inserting after "(a) in connection with" "the Long Island Franchise Sale," and (ii) inserting before "such Asset Sale" in each place it appears "the Long Island Franchise Sale or";

     2.11 The definitions of Adjustment Date and Pricing Grid are deleted;

     2.12 The definition of Tranche B Maturity Date is amended and restated as follows:

          "'Tranche B Maturity Date': November 15, 2002.";

     2.13 The definition of Tranche C Maturity Date is amended and restated as follows:

          "'Tranche C Maturity Date': November 15, 2002.";

     2.14 Section 2.3(b) is amended by (i) replacing "23" with "15", (ii) deleting the installments from January 15, 2003 through and including July 15, 2004 from the table and (iii) replacing the amount opposite "Tranche B Maturity Date" in the table with "the remaining balance of the Tranche B Term Loans";

     2.15 Section 2.3(c) is amended by (i) replacing "27" with "15", (ii) deleting the installments from January 15, 2003 through and including July 15, 2005 from the table and (iii) replacing the amount opposite "Tranche C Maturity Date" in the table with "the remaining balance of the Tranche C Term Loans";

     2.16 Section 2.7(a) is amended by replacing "quarterly" with "monthly" and "January, April, July and October" with "month";

     2.17 Section 2.10(b) is amended and restated as follows:

          "(b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date, the Borrower or any of its Subsidiaries shall receive proceeds in the form of cash or Cash Equivalents from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, (i) such proceeds (exclusive of any amounts applied on such date in the manner permitted by clause (i) of the definition of Net Cash Proceeds) shall be delivered to the Agent and held by the Agent for the benefit of the Lenders for up to five Business Days, (ii) within five Business Days following receipt of such proceeds, the Borrower shall deliver a notice of prepayment and certificate (the "Prepayment Documents"), signed by an Authorized Signatory, setting forth its calculation of Net Cash Proceeds from such Asset Sale or Recovery Event and (iii) on the fifth Business Day following receipt of such proceeds, or on such earlier Business Day as the Borrower may request following delivery of the Prepayment Documents, the Net Cash Proceeds, together with any interest earned on such proceeds, shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(d) and the remaining balance, if any, of such proceeds shall be available to the Borrower; PROVIDED that, if the Borrower fails to timely deliver the Prepayment Documents, then, on the fifth Business Day following receipt of such proceeds, all such proceeds, together with any interest earned on such proceeds, shall be applied in the manner described in clause (iii) and PROVIDED FURTHER that, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.10(d)."

     2.18 Section 2.10(e) is added as follows:

          "(e) If (x) the Borrower fails (i) to continue to use reasonable efforts to pursue a refinancing of the Credit Agreement Obligations,
          (ii) to obtain, by no later than April 30, 2001, a commitment for such refinancing, which commitment shall be from a lender and in a form reasonably satisfactory to the Agent, or (iii) to satisfy, by no later than August 2, 2001, the Credit Agreement Obligations, or (y) at any time Bank of America Securities LLC determines not to pursue such refinancing (the "Refinancing Conditions"), then (I) on August 2, 2001 the Revolving Credit Commitments shall be reduced by $5,000,000, PROVIDED, HOWEVER, that no such Commitment reduction shall be required unless the closing of the Long Island Franchise Sale shall have occurred and the Net Cash Proceeds thereof shall have been no less than $10,000,000, and (II) in addition to reducing the Revolving Credit Commitments if required by clause (I) of this Section 2.10(e), paying the scheduled installments of principal due hereunder and making the prepayments required from the proceeds of the Long Island Franchise Sale pursuant to Section 7.5(h), the Borrower shall prepay Term Loans such that the cumulative additional prepayments of Term Loans applied in the manner and order set forth in Section 2.10(d) from January 1, 2001 through each of the test dates set forth below is no less than the amount set forth below opposite such date:

                                                   Minimum Cumulative
                                                    Prepayment and
                                                  Commitment Reduction
               Test Date                              to Lenders
               ---------                          --------------------
               October 15, 2001                       $ 6,000,000
               January 15, 2002                       $ 7,500,000
               April 15, 2002                         $ 8,500,000
               July 15, 2002                          $10,000,000.

          "Concurrently with any reduction of Revolving Credit Commitments pursuant to this Section 2.10(e), the Borrower shall prepay Revolving Credit Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as reduced in accordance with this Section 2.10(e). Notwithstanding anything herein to the contrary, in no event shall any failure by the Borrower to meet a Refinancing Condition be a Default.";

     2.19 Section 2.16(b) is amended by (i) deleting "(except as otherwise provided in Section 2.16(d))" and (ii) inserting before the period at the end of the second sentence "(except as otherwise provided in Section 7.5(h))";

     2.20 Section 2.16(d) is amended and restated as follows:

          "(d) Intentionally omitted.";

     2.21 Section 3.3(a) is amended by replacing "quarterly" each time it appears with "monthly";

     2.22 Section 6.1(b) is amended by deleting "and" at the end thereof and
Section 6.1(c) is added as follows:

          "(c) as soon as available, but in any event not later than 20 days after the end of each fiscal month of the Borrower (30 days in the case of the last fiscal month of any fiscal year), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year and the most recent Projections delivered pursuant to Section 6.2(c) and including a statement of income reported on by business segment (in a format reasonably acceptable to the Agent), certified by an Authorized Signatory as being fairly stated in all material respects (subject to normal year-end audit adjustments); and";

     2.23 Section 6.2 is amended by adding before the period at the end of
Section 6.2(i):

          "together with a forecast of cash receipts and disbursements (in a format reasonably acceptable to the Agent) for the thirteen week period commencing with the first week of the month in which such forecast is required to be delivered and, commencing with the second such forecast delivered, a report setting forth in comparative form the actual cash receipts and disbursements for the fiscal four or five week period ending with the last week in the month just ended and the forecast most recently delivered for such period.";

     2.24 Section 6.13 is added as follows:

          "6.13 FINANCIAL ADVISOR. The Borrower shall cooperate with the Financial Advisor.";

     2.25 The table in Section 7.1(a) is amended by (i) replacing "4.10" appearing opposite the fourth quarter of fiscal 2000 with "5.30", (ii) replacing "Fiscal quarters from and including first quarter of fiscal 2001 through and including third quarter of fiscal 2001" and the ratio opposite such quarters with:

     "First quarter of fiscal 2001 5.10 to 1.00

     "Second quarter of fiscal 2001 5.30 to 1.00

     "Third quarter of fiscal 2001 5.00 to 1.00",

(iii) replacing "3.55" appearing opposite the fourth quarter of fiscal 2001 with "5.20" and (iv) adding the following proviso to the end thereof:

     "PROVIDED, HOWEVER, if the Long Island Franchise Sale does not occur in the first quarter of fiscal 2001, then, in lieu of the ratio set forth above as at the last day of the four consecutive fiscal quarters of the Borrower ending with the first quarter of fiscal 2001, the Consolidated Leverage Ratio as at such day shall not exceed 5.90 to 1.00.";

     2.26 The table in Section 7.1(b) is amended by (i) replacing "1.75" appearing opposite the fourth quarter of fiscal 2000 with "1.45", (ii) replacing "Fiscal quarters from and including first quarter of fiscal 2001 through and including third quarter of fiscal 2001" and the ratio opposite such quarters with:

     "First quarter of fiscal 2001 1.45 to 1.00

     "Second quarter of fiscal 2001 1.40 to 1.00

     "Third quarter of fiscal 2001 1.45 to 1.00",

(iii) replacing "1.95" appearing opposite the fourth quarter of fiscal 2001 with "1.45" and (iv) adding the following proviso to the end thereof:

     "PROVIDED, HOWEVER, if the Long Island Franchise Sale does not occur in the first quarter of fiscal 2001, then, in lieu of the ratio set forth above for the period of four consecutive fiscal quarters of the Borrower ending with the first quarter of fiscal 2001, the Consolidated Interest Coverage Ratio for such period shall not be less than 1.30 to 1.00.";

     2.27 The table in Section 7.1(c) is amended by (i) replacing "1.20" appearing opposite the fourth quarter of fiscal 2000 with "1.05", (ii) replacing "1.10" appearing opposite "Fiscal quarters from and including first quarter of fiscal 2001 through and including third quarter of fiscal 2001" with "1.00",
(iii) replacing "1.25" appearing opposite the fourth quarter of fiscal 2001 with "1.10" and (iv) adding the following proviso to the end thereof:

     "PROVIDED, HOWEVER, if the Long Island Franchise Sale does not occur in the first quarter of fiscal 2001, then, in lieu of the ratio set forth above for the period of four consecutive fiscal quarters of the Borrower ending with the first quarter of fiscal 2001, the Consolidated Fixed Charge Coverage Ratio for such period shall not be less than 0.95 to 1.00.";

     2.28 The table in Section 7.1(d) is amended by (i) replacing "($105,000,000)" appearing opposite the first quarter of fiscal 2001 with "($106,000,000)", (ii) replacing "($100,000,000)" appearing opposite the second quarter of fiscal 2001 with "($103,500,000)", (iii) replacing "($95,000,000)"
appearing opposite the third quarter of fiscal 2001 with "($100,000,000)", (iv) replacing "($92,000,000)" appearing opposite the fourth quarter of fiscal 2001 with "($103,000,000)" and (v) adding the following proviso to the end thereof:

     "PROVIDED, HOWEVER, if the Long Island Franchise Sale does not occur in the first quarter of fiscal 2001, then, in lieu of the ratio set forth above as at the last day of the first quarter of fiscal 2001, the Consolidated Net Worth of the Borrower as at such day shall not be less than ($108,500,000).";

     2.29 Section 7.1(e) is added as follows:

          "(e) MINIMUM CUMULATIVE CONSOLIDATED EBITDA. Permit the cumulative Consolidated EBITDA for the period beginning January 1, 2001 and ending on the last day of any fiscal month set forth below to be less than the amount set forth opposite such fiscal month:

             Month                                   Minimum Cumulative
             -----                                   Consolidated EBITDA
                                                     -------------------
          January 2001                                   ($   108,000)
          February 2001                                   $ 1,466,000
          March 2001                                      $ 9,897,000
          April 2001                                      $12,282,000
          May 2001                                        $16,074,000

             Month                                   Minimum Cumulative
             -----                                   Consolidated EBITDA
                                                     -------------------
          June 2001                                       $24,499,000
          July 2001                                       $30,746,000
          August 2001                                     $37,737,000
          September 2001                                  $43,119,000
          October 2001                                    $46,182,000
          November 2001                                   $49,129,000
          December 2001                                   $53,174,000
          January 2002                                    $53,066,000
          February 2002                                   $54,532,000
          March 2002                                      $59,380,000

     "PROVIDED, HOWEVER, if the Long Island Franchise Sale does not occur in the first quarter of fiscal 2001, then, in lieu of the amount set forth above for the period ending on the last day of March of fiscal 2001, the cumulative Consolidated EBITDA for such period shall not be less than $4,848,000.";

     2.30 Section 7.5 is amended by (i) deleting "and" at the end of clause (f),
(ii) replacing the period at the end of clause (g) with "; and" and (iii) adding clause (h) as follows:

          "(h) the Long Island Franchise Sale, provided, however, that (x) the initial closing of the Long Island Franchise Sale occurs no later than April 30, 2001, (y) the consideration received by the Borrower for the stores included in the Long Island Franchise Sale shall not be less than 85% of the aggregate market value of such stores based upon the appraisal report prepared by Cushman & Wakefield, Inc. as of February 1, 2001, and (z) simultaneously with the closing thereof, (i) the Net Cash Proceeds of the Long Island Franchise Sale shall be delivered to the Agent and applied as follows: FIRST, the sum of $2,710,714.29 shall be applied to the payment or prepayment of the installments of the Term Loans due April 15, 2001 if such installments of the Term Loans have not previously been paid; SECOND, the sum of $2,000,000.00 shall be applied to the prepayment of the Term Loans in accordance with Section 2.16(b); THIRD, the sum of $10,300,000 shall be applied to prepay Revolving Credit Loans; FOURTH, if none of the Net Cash Proceeds of the Long Island Franchise Sale shall have been applied to the payment or prepayment of the installments of the Term Loans due April 15, 2001, then the additional sum of $2,700,000 shall be applied to prepay Revolving Credit Loans; and FIFTH, the remaining amount shall be applied to the prepayment of the Term Loans in accordance with

          Section 2.16(b); and (ii) the Borrower shall take all action necessary or reasonably requested by the Agent to grant to the Agent, for the benefit of the Lenders, a first priority security interest in any non-cash proceeds of the Long Island Franchise Sale, including the endorsement and delivery to the Agent, in accordance with the Guarantee and Collateral Agreement, of any such non-cash proceeds evidenced by notes.";

     2.31 Section 10.2 is amended by replacing the notice information for the Agent with the following:

                           "Societe Generale
                           1221 Avenue of the Americas
                           New York, New York  10020
                           Attention:  Edward J. Grimm
                           Telephone:  (212) 278-6450
                           Telecopy:   (212) 278-6178

     "with a copy to

                           "Societe Generale
                           560 Lexington Avenue
                           New York, New York  10022
                           Attention:   Anna LoPiccolo
                           Telephone:  (212) 278-6732
                           Telecopy:   (212) 278-5525";

     2.32 Section 10.5 is amended by inserting before the comma at the end of clause (a) thereof:

          "and the Financial Advisor, PROVIDED, HOWEVER, that if the Refinancing Conditions are duly performed and satisfied and no Default shall have occurred hereunder, the Borrower shall not be obligated to pay or reimburse the Agent for fees and expenses of the Financial Advisor in an amount greater than $125,000 plus reasonable and documented expenses";

     2.33 Section 10.6(c) is amended by inserting after "such consent" in the fourth line thereof "of the Borrower"; and

     2.34 Annex A to the Credit Agreement is deleted.

     SECTION 3. AMENDMENT FEE. The Borrower shall pay to each Lender that executes and delivers this Amendment by 4:00 p.m. (New York City time) on Monday, March 19, 2001, an amendment fee of 0.75% of the sum of its outstanding Revolving Credit Commitment and Term Loans payable in two installments as follows: 0.25% on the Amendment Effective Date (the "First Amendment Fee Installment") and the balance of 0.50% on

September 30, 2001 (the "Second Amendment Fee Installment"), provided that, if the Credit Agreement Obligations are satisfied and paid in full in cash prior to September 30, 2001, then the Second Amendment Fee Installment will be due and payable in the reduced amount of 0.125% on the date of such payment. The fees payable hereunder shall be fully earned on the Amendment Effective Date.

     SECTION 4. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective as of the date set forth above (the "AMENDMENT EFFECTIVE DATE") on the date on which (a) the Borrower and the Required Lenders shall have executed and delivered to the Agent this Amendment, (b) each Guarantor shall have executed the Acknowledgment and Consent in the form annexed hereto, (c) the Borrower shall have paid all fees required to be paid, and expenses for which invoices have been presented (including fees, disbursements and other charges of counsel to the Agent) in connection with the Credit Agreement and this Amendment, (d) the Borrower shall have delivered to the Agent, to be applied toward the prepayment of the Term Loans and reduction of the Revolving Credit Commitments as set forth in Section 2.10(d), all Net Cash Proceeds held on the date this Amendment becomes effective, together with a notice of prepayment and certificate, signed by an Authorized Signatory, setting forth the Borrower's calculation of such Net Cash Proceeds, (e) each Loan Party shall have delivered to the Agent a Perfection Certificate in the form annexed hereto as Exhibit A,
(f) the Borrower shall have delivered to the Agent a certified copy of the executed contract of sale for the Long Island Franchise Sale, (g) the Borrower shall have delivered to the Agent, with sufficient copies for each Lender, an appraisal report addressed to the Agent, for the benefit of the Lenders, opining on the market value of the fee simple and leasehold interests of the Borrower in its tangible assets (including real property and furniture, fixtures, equipment and machinery) as of February 1, 2001, prepared by Cushman & Wakefield, Inc. in a manner consistent with the appraisal prepared by Cushman & Wakefield, Inc. as of August 1, 1997 and including an opinion of such market value as of February 1, 2001, in excess of $300,000,000, excluding any assets which have been sold prior to the date of such report and excluding all assets which are included in the Long Island Franchise Sale and (h) the Borrower shall have paid to the Agent, on behalf of each Lender that shall have executed and delivered its signature page hereto to counsel to the Agent by 4:00 p.m. (New York City time) on Monday, March 19, 2001 the First Amendment Fee Installment.

     SECTION 5. CUSHMAN & WAKEFIELD MEETING. The Borrower shall arrange for a meeting among Cushman & Wakefield, the Agent and the Lenders which shall occur no later than March 30, 2001 to discuss the appraisal prepared by Cushman & Wakefield.

     SECTION 6. REPRESENTATIONS AND WARRANTIES. In order to induce the Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Agent and the Lenders as follows as of the Amendment Effective Date:

     6.1 The representations and warranties made by the Loan Parties in the Loan Documents are true and correct in all material respects on and as of the Amendment Effective Date, before and after giving effect to the effectiveness of this Amendment, as if made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

     6.2 No Default or Event of Default has occurred and is continuing.

     6.3 Each of the Borrower and the other Loan Parties has the corporate power, and has been duly authorized by all requisite corporate action, to execute and deliver this Amendment and the other documents and agreements executed and delivered in connection herewith to which it is a party. This Amendment has been duly executed by the Borrower and the other documents and agreements executed and delivered in connection herewith to which the Borrower or any Loan Party is a party have been duly executed and delivered by each of the Borrower and the other Loan Parties.

     6.4 Since July 29, 1998, the Certificate of Incorporation and bylaws of each of the Loan Parties has not been amended, supplemented or otherwise modified.

     6.5 This Amendment is the legal, valid and binding obligation of the Borrower and the other documents and agreements executed or delivered in connection herewith to which any of the Borrower or the other Loan Parties is a party are the legal, valid and binding obligations of the Borrower and the other Loan Parties, in each case enforceable against each of the Borrower and the other Loan Parties in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     6.6 The execution, delivery and performance of this Amendment and the other documents and agreements executed and delivered in connection therewith does not and will not (i) violate any law, rule, regulation or court order to which any of the Borrower or the other Loan Parties is subject; (ii) conflict with or result in a breach of the certificate of incorporation or bylaws of the Borrower or any of the other Loan Parties or any agreement or instrument to which it is party or by which the properties of any of the Borrower or the other Loan Parties are bound; or (iii) result in the creation or imposition of any Lien, security interest or encumbrance on any property of the Borrower or any of the other Loan Parties, whether now owned or hereafter acquired, other than Liens in favor of the Agent.

     6.7 No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of (i) this Amendment by the Borrower or (ii) the other documents or agreements executed or delivered in connection herewith to which any of the Borrower or the other Loan Parties is party, or the consummation of the transactions contemplated hereby or thereby, or the continuing operations of any of the Borrower or the other Loan Parties following the consummation of such transactions, except for such as have been obtained or made.

     6.8 As of March 7, 2001, the aggregate outstanding principal balance of the Tranche A Term Loans is $4,301,831.69, the aggregate outstanding principal balance of the Tranche B Term Loans is $19,779,757.55, the aggregate outstanding principal balance of the Tranche C Term Loans is $11,671,466.61 and the aggregate outstanding balance of the Revolving Extensions of Credit is $65,911,995.00, consisting of Revolving Credit Loans in the aggregate amount of $55,000,000.00 and Letter of Credit Obligations in the aggregate amount of $10,911,995.00. Interest and fees have accrued thereon as provided in the Credit Agreement. The obligation of the Borrower and the other Loan Parties to repay the Loans and the other Obligations, together with all interest and fees accrued thereon, is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations.

     SECTION 7. PAYMENT OF EXPENSES. The Borrower agrees to pay or reimburse the Agent for all of its reasonable out-of-pocket expenses incurred in connection with this Amendment and any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent.

     SECTION 8. REFERENCE TO AND EFFECT ON THE LOAN DOCUMENTS. On and after the Amendment Effective Date, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement," "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents. Except as expressly amended herein, all of the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed.

     SECTION 9. MISCELLANEOUS.

     9.1 The Borrower agrees to execute (and to cause each of the other Loan Parties to execute) such other and further documents and instruments as the Agent may request to implement the provisions of this Amendment.

     9.2 This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Amendment.

     9.3 This Amendment, together with the Credit Agreement and the other Loan Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Amendment, the Borrower acknowledges that it is not relying on any statement, representation, warranty, covenant or agreement of any kind made by any Agent, any Lender, or any employee, agent or professional of any Agent or Lender, except for the express written agreements of the Agent and Lenders set forth herein.

     9.4 The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

     9.5 This Amendment may be executed in counterparts and by any party to this Amendment on separate counterparts, all of which, when so executed, shall be deemed an original, but all of such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be, and effective as, an original signature hereto.

     9.6 Any notices with respect to this Amendment shall be given in the manner provided for in Section 10.2 of the Credit Agreement.

     9.7 All representations, warranties, covenants, agreements, undertakings, waivers and releases of the Borrower contained herein shall survive the Amendment Effective Date and payment in full of the Obligations.

     9.8 No amendment, modification, rescission, waiver or release of any provision of this Amendment shall be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders.

     9.9 This Amendment shall constitute a Loan Document.

     SECTION 10. RELEASE OF CLAIMS. THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT IT DOES NOT HAVE ANY DEFENSES, COUNTERCLAIMS, OFFSETS, CROSS-COMPLAINTS, CLAIMS OR DEMANDS OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF LIABILITY OF THE BORROWER TO REPAY ANY AGENT OR ANY LENDER AS PROVIDED IN THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM ANY AGENT OR ANY LENDER. THE BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE AGENT AND THE LENDERS, AND THE AGENT'S AND EACH LENDER'S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, OR EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE AGAINST ANY SUCH AGENT OR LENDER, AND THE AGENT'S OR LENDER'S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS, AND NEGOTIATION AND EXECUTION OF THIS AMENDMENT.

     SECTION 11. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. Sections 10.11, 10.12 and 10.14 of the Credit Agreement shall apply to this Amendment and to any suit, action or proceeding related to this Amendment.



               {THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK}

                  IN WITNESS WHEREOF, the parties hereof have caused this amendment to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                 FRIENDLY ICE CREAM CORPORATION



                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                                 SOCIETE GENERALE, as Agent and a Lender



                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                                 TRANSAMERICA BUSINESS CREDIT CORPORATION



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 BLACK DIAMOND INTERNATIONAL
                                 FUNDING, LTD.



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 BLACK DIAMOND CLO, 1998-I LTD.



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 BLACK DIAMOND CLO, 2000-I LTD.



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 FLEET NATIONAL BANK



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 HIGHLAND LEGACY LTD.


                                 By:
                                    --------------------------------------------
                                     Name:
                                     Title:

                                 FIRST SOURCE FINANCIAL LLP

                                 By: First Source Financial, Inc.
                                     its Agent/Manager



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 BANK OF AMERICA, N.A.



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 PAMCO CAYMAN LTD.

                                 By: Highland Capital Management,
                                     L.P., as Collateral Manager



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 PAM CAPITAL FUNDING, L.P.

                                 By: Highland Capital Management,
                                     L.P., as Collateral Manager



                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                                 FLEET NATIONAL BANK AS TRUST
                                 ADMINISTRATOR FOR LONG LANE MASTER
                                 TRUST IV



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 FIRST UNION NATIONAL BANK



                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                                 FOOTHILL INCOME TRUST, L.P.

                                 By: FIT GP LLC, its General Partner



                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                       ACKNOWLEDGMENT, CONSENT AND RELEASE


                  Each of the undersigned corporations as guarantors under the Guarantee and Collateral Agreement, dated as of November 19, 1997, made by the undersigned corporations in favor of the Agent, for the benefit of the Lenders, hereby (a) consents to the transactions contemplated by this Amendment, (b) acknowledges and agrees that the guarantees (and grants of collateral security therefor) contained in such Guarantee and Collateral Agreement are, and shall remain, in full force and effect after giving effect to this Amendment and all prior modifications to the Credit Agreement, (c) acknowledges and agrees that its obligations under the Guarantee and Collateral Agreement are absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim or defense of any nature whatsoever thereto, and (d) HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE AGENT AND THE LENDERS, AND EACH AGENT'S AND LENDER'S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, OR EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THE FOREGOING AMENDMENT IS EXECUTED, WHICH IT MAY NOW OR HEREAFTER HAVE AGAINST ANY SUCH AGENT OR LENDER, AND SUCH AGENT'S OR LENDER'S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE CREDIT AGREEMENT OR OTHER CREDIT DOCUMENTS, AND NEGOTIATION AND EXECUTION OF THE FOREGOING AMENDMENT.

                                 FRIENDLY'S RESTAURANTS FRANCHISE,
                                 INC.



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 FRIENDLY'S INTERNATIONAL, INC.



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title: